                                                                    EXHIBIT 2.05

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                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            LIBERTY MEDIA GROUP LLC



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                               TABLE OF CONTENTS

                                   ARTICLE I

                                 DEFINED TERMS

                                                                            PAGE
                                                                            ----

 Section 1.1  Definitions.................................................    1
 Section 1.2  Headings....................................................    5

                                   ARTICLE II

                               FORMATION AND TERM

 Section 2.1  Formation...................................................    5
 Section 2.2  Name........................................................    6
 Section 2.3  Term........................................................    6
 Section 2.4  Registered Agent and Office.................................    6
 Section 2.5  Principal Place of Business.................................    6
 Section 2.6  Qualification in Other Jurisdictions........................    6

                                  ARTICLE III

                       PURPOSE AND POWERS OF THE COMPANY

 Section 3.1  Purpose.....................................................    6
 Section 3.2  Powers of the Company.......................................    6

                                   ARTICLE IV

                                    MEMBERS

 Section 4.1  Members.....................................................    6
 Section 4.2  Powers of Members...........................................    6
 Section 4.3  Member's Interest...........................................    7
 Section 4.4  Partition...................................................    7
 Section 4.5  Resignation.................................................    7
 Section 4.6  Member Meetings.............................................    7
 Section 4.7  Voting......................................................    7
 Section 4.8  Quorum......................................................    7
 Section 4.9  Notice of Meetings..........................................    7
 Section 4.10 Action Without a Meeting....................................    7
 Section 4.11 Certain Changes.............................................    7

                                   ARTICLE V

                                   MANAGEMENT

 Section 5.1  Manager.....................................................    8
 Section 5.2  Officers....................................................    8

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                                   ARTICLE VI

                                CAPITAL ACCOUNTS

 Section 6.1  Capital Contributions........................................    9
 Section 6.2  Status of Capital Contributions..............................    9
 Section 6.3  Capital Accounts.............................................    9
 Section 6.4  Advances.....................................................   10

                                  ARTICLE VII

                                  ALLOCATIONS

 Section 7.1  Profits and Losses...........................................   10
 Section 7.2  Allocation Rules.............................................   10
 Section 7.3  Priority Allocations.........................................   10
 Section 7.4  Tax Allocations; Section 704(c) of the Code..................   11

                                  ARTICLE VIII

                                 DISTRIBUTIONS

 Section 8.1  Distributions; Special Distributions.........................   12
 Section 8.2  Mandatory Distributions......................................   12
 Section 8.3  Limitations on Distribution..................................   12



                                   ARTICLE IX

                               BOOKS AND RECORDS


 Section 9.1  Books, Records and Financial Statements......................   12
 Section 9.2  Accounting Method............................................   13

                                   ARTICLE X

                                  TAX MATTERS

 Section 10.1 Tax Matters..................................................   13
 Section 10.2 Right to Make Section 754 Election...........................   14
 Section 10.3 Taxation as Partnership......................................   14

                                   ARTICLE XI

                   LIABILITY, EXCULPATION AND INDEMNIFICATION


 Section 11.1 Liability....................................................   14
 Section 11.2 Exculpation..................................................   14
 Section 11.3 Fiduciary Duty...............................................   14
 Section 11.4 Indemnification..............................................   15
 Section 11.5 Expenses.....................................................   15
 Section 11.6 Insurance....................................................   15
 Section 11.7 Outside Businesses...........................................   15
 Section 11.8 Third-Party Beneficiaries....................................   15

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                                  ARTICLE XII

                               ADDITIONAL MEMBERS

 Section 12.1  Admission...................................................   15

                                  ARTICLE XIII

                                  ASSIGNMENTS

 Section 13.1  Assignments of Interests Generally..........................   16
 Section 13.2  Recognition of Assignment by the Company....................   16

                                  ARTICLE XIV

                    DISSOLUTION, LIQUIDATION AND TERMINATION

 Section 14.1  No Dissolution..............................................   16
 Section 14.2  Events Causing Dissolution..................................   16
 Section 14.3  Liquidation.................................................   16
 Section 14.4  Termination.................................................   17
 Section 14.5  Claims of the Members.......................................   17

                                   ARTICLE XV

                                 MISCELLANEOUS

 Section 15.1  Notices.....................................................   17
 Section 15.2  Formation Expenses..........................................   17
 Section 15.3  Failure to Pursue Remedies..................................   17
 Section 15.4  Cumulative Remedies.........................................   17
 Section 15.5  Binding Effect..............................................   17
 Section 15.6  Interpretation..............................................   17
 Section 15.7  Severability................................................   18
 Section 15.8  Counterparts................................................   18
 Section 15.9  Governing Law...............................................   18
 Section 15.10 Binding Agreement; Intended Beneficiaries...................   18
 Section 15.11 Waiver of Jury Trial........................................   18

                                  ARTICLE XVI

                                   AMENDMENTS

 Section 16.1  Amendments...................................................  19


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                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            LIBERTY MEDIA GROUP LLC

  This Limited Liability Company Agreement (this "Agreement") of Liberty Media
Group LLC (the "Company"), dated and effective as of           , 1999, is
entered into among Liberty Media Corporation, a Delaware corporation ("Liberty Media Corporation"), Liberty Management LLC, a Delaware limited liability company ("Liberty Management"), and Liberty Ventures LLC, a Delaware limited liability company ("Stockholder").

  WHEREAS, the Members (as defined herein) desire to form a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. (S) 18-101, et seq.), as amended from time to time (the "Delaware Act"); and

  WHEREAS, on          , 1999, a certificate of formation was filed on behalf
of the Members with the Secretary of State of the State of Delaware relating to the formation of the Company;

  NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby form a limited liability company pursuant to and in accordance with the Delaware Act, as provided herein, and hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS

  Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

  "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

    (a) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentence of either of Treasury Regulation (S)(S) 1.704-2(g)(1) or 1.704-2(i)(5); and

    (b) Debit to such Capital Account the items described in Treasury Regulation (S)(S) 1.704-1 (b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
  1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation (S) 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

  "Affiliate" shall mean, with respect to any Person, any direct or indirect subsidiary of such Person, any other Person that directly or through one or more intermediaries, is controlled by, or is under common control with, the specified Person, and, if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any person who is controlled by any such member or trust. As used in this definition, the term "control" (including with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, Liberty Management and its Subsidiaries shall not be deemed to be Affiliates of the Company or

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its Subsidiaries or of Parent or its Subsidiaries (including Liberty Media
Corporation) and Parent and its Subsidiaries shall not be deemed to be Affiliates of the Company or its Subsidiaries or of Liberty Management or its Subsidiaries.

  "Agreement" shall have the meaning set forth in the recitals hereof.

  "Assign" and "Assignment" shall have the meanings set forth in Section 13.1 hereof.

  "Capital Account" shall mean, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 6.3 hereof.

  "Capital Contribution" shall mean, with respect to any Member, the aggregate amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company pursuant to Section 6.1 hereof by such Member, net of any liabilities of such Member that are assumed by the Company in connection with such contribution or that are secured by property so contributed, and shall include the Initial Capital Contribution and any Subsequent Capital Contribution of such Member.

  "Certificate" shall mean the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding United States federal tax statute enacted after the date of this Agreement. A reference to a specific section ((S)) of the Code refers not only to such specific section but also to any corresponding provision of any United States federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

  "Company" shall have the meaning set forth in the preamble hereto.

  "Company CEO" shall have the meaning set forth in Section 5.2 hereof.

  "Company Minimum Gain" shall mean "partnership minimum gain" of the Company within the meaning of Treasury Regulation (S) 1.704-2(b)(2) and shall be computed in accordance with Treasury Regulation (S) 1.704-2(d).

  "Contribution Agreement" shall mean that certain Contribution Agreement, dated as of the date hereof, by and among the Company, Liberty Media Corporation, Stockholder and Liberty Management.

  "Covered Person" shall mean any Member, Officer or the Manager of the Company or their respective Affiliates.

  "Delaware Act" shall have the meaning set forth in the preamble hereof.

  "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that, if the Gross Asset Value of an asset differs from its adjusted basis for United States federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the United States federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided, further, that if the United States federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any

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reasonable method selected by the Members; and provided, further, that with respect to any goodwill that is not amortizable under the Code, there shall be no Depreciation.

  "Distributions" shall mean distributions of cash or other property made by the Company with respect to the Members' Interests. Distribution shall not mean payments of cash or other property to Members for reasons other than their ownership of such Interests.

  "Economic Risk of Loss" shall have the meaning set forth in Treasury Regulation (S) 1.752-2.

  "Firewall Agreement" means the agreements referred to in Sections 7.14 and
7.18 of the Merger Agreement.

  "Fiscal Year" shall mean (a) the period commencing upon the date of this Agreement and ending on December 31, 1999, (b) any subsequent twelve-month period commencing on January 1 and ending on December 31, (c) any other twelve-month period required by the Code or the Treasury Regulations to be used as the taxable year of the Company or (d) any portion of the periods described in clauses (a), (b) or (c) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VII hereof.

  "GAAP" means generally accepted accounting principles in the United States.

  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

  "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for United States federal income tax purposes, except as follows:

    (b) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by mutual agreement of the Members (or, in the case of assets contributed pursuant to the Contribution Agreement, determined in accordance with the provisions of the Contribution Agreement);

    (c) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) immediately prior to the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Company assets in redemption of an Interest or portion thereof in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulation (S) 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) of this sentence shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

    (d) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Manager.

  If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

  "Interest" means the Member's limited liability company interest in the Company which represents such Member's share of the profits and losses of the Company and the Member's right to receive distributions of the Company's assets in accordance with the provisions of this Agreement and the Delaware Act.

  "Initial Capital Contributions" shall have the meaning set forth in Section
6.1 hereof.

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  "Liberty Management" shall mean Liberty Management LLC, a Delaware limited liability company, and any successor (by merger, consolidation, transfer or otherwise) of all or substantially all of the assets of Liberty Management LLC.

  "Liberty Media Corporation" shall mean Liberty Media Corporation, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) of all or substantially all of the assets of Liberty Media Corporation.

  "LLC Taxable Income" shall mean the taxable income of the Company, determined in accordance with Section 703(a) of the Code (but including, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code).

  "Manager" shall have the meaning set forth in Section 5.1 hereof.

  "Member" shall mean any Person named as a member of the Company on Schedule A hereto and includes any Person who acquires an Interest pursuant to the provisions of this Agreement.

  "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Liability, determined in accordance with Treasury Regulation (S) 1.704-2(i)(3).

  "Member Nonrecourse Deductions" shall mean "partner nonrecourse deductions" within the meaning of Treasury Regulation (S)(S) 1.704-2(i)(1) and 1.704-2(i)(2).

  "Member Nonrecourse Liability" shall mean "Partner nonrecourse debt" or "partner nonrecourse liability" within the meaning of Treasury Regulation (S) 1.704-2(b)(4).

  "Merger Agreement" means that certain Agreement and Plan of Restructuring and Merger, dated as of June 23, 1998, among Parent, Italy Merger Corp. and Tele-Communications, Inc.

  "Mr. Malone" means John C. Malone, a resident of the State of Colorado.

  "Officers" means those Persons appointed by the Manager to manage the day-to-day affairs of the Company pursuant to Section 5.2 hereof.

  "Parent" shall mean AT&T Corp., a New York corporation, and any successor (by merger, consolidation, transfer or otherwise) of all or substantially all of the assets of AT&T Corp.

  "Parent Charter" means the Certificate of Incorporation of Parent, as amended as contemplated by the Merger Agreement.

  "Percentage Interest" of a Member means, with respect to any Member as of any relevant date, the ratio (expressed as a percentage rounded to the nearest one-hundredth of one percent) of the sum of such Member's Capital Contributions as of such date to the sum of the aggregate Capital Contributions of all Members as of such date.

  "Person" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

  "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with (S) 703(a) of the Code (but including in taxable

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income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to (S) 703(a)(1) of the Code), with the following adjustments:

    (a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

    (b) any expenditures of the Company described in (S) 705(a)(2)(B) of the Code (or treated as expenditures described in (S) 705(a)(2)(B) of the Code pursuant to Treasury Regulation (S) 1.704-1 (b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

    (c) in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of "Gross Asset Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses and, in the event that any Company asset is distributed to Members, gain or loss shall be taken into account as if such asset had been sold for its Gross Asset Value;

    (d) gain or loss resulting from any disposition (or deemed disposition) of any asset of the Company with respect to which gain or loss is recognized (or deemed recognized) for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

    (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above.

  "Stockholder" means Liberty Ventures LLC, a Delaware limited liability company, and any successor (by merger, consolidation, transfer or otherwise) of all or substantially all of the assets of Liberty Ventures LLC.

  "Subsequent Capital Contribution" shall have the meaning set forth in Section
6.1 hereof.

  "Subsidiary" of any Person as of any date shall mean any other Person more than 50% of the outstanding number or voting power of the shares, equity interests or other ownership interests of which are, as of such date, owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries.

  "Tax Sharing Agreement" shall mean that certain Tax Sharing Agreement, dated
as of          , 1999, by and among Parent, Liberty Media Corporation, certain
Subsidiaries of Liberty Media Corporation and the Company.

  "Tax Matters Partner" shall have the meaning set forth in Section 10.1(a) hereof.

  "Tax Rate" shall mean the highest marginal federal and applicable state corporate income tax rates (giving effect to the deductibility, if any, of state income taxes for federal income tax purposes) in effect for the taxable year.

  "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

  "Triggering Event" has the meaning given to such term in the Contribution Agreement.

  Section 1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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                                   ARTICLE II

                               FORMATION AND TERM

  Section 2.1 Formation. (a) The Members hereby form the Company as a limited liability company under and pursuant to the provisions of the Delaware Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Pursuant to Section 18-201(d) of the Delaware Act, this Agreement shall be effective as of the date hereof.

  (b) Upon the execution of this Agreement or a counterpart of this Agreement and the making of the Initial Capital Contributions contemplated by Section 6.1(a), Liberty Media Corporation and Liberty Management (the "Initial Members") shall be admitted as Members of the Company with the initial Percentage Interests reflected on Schedule A.

  (c) The name and mailing address of each Initial Member are listed on Schedule A attached hereto.

  (d) The Secretary of the Company and any Assistant Secretary are hereby designated as authorized Persons, within the meaning of the Delaware Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of Delaware and any other certificates, notices or other instruments (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

  Section 2.2 Name. The name of the Company shall be "Liberty Media Group LLC."

  Section 2.3 Term. The term of the Company shall commence on the date hereof, and shall continue perpetually unless the Company is dissolved pursuant to
Section 14.2, which dissolution shall be carried out pursuant to the Delaware Act and the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.

  Section 2.4 Registered Agent and Office. The Company's registered agent and office in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

  Section 2.5 Principal Place of Business. The principal place of business of the Company shall be in the State of Colorado or such other location as the Manager may designate from time to time.

  Section 2.6 Qualification in Other Jurisdictions. The Officers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and such qualification, formation or registration is necessary or appropriate for the transaction of such business.

                                  ARTICLE III

                       PURPOSE AND POWERS OF THE COMPANY

  Section 3.1 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act.

  Section 3.2 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1.

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                                   ARTICLE IV

                                    MEMBERS

  Section 4.1 Members. The name and mailing address of each Member and the Member's respective Percentage Interests as in effect from time to time shall be listed on Schedule A attached hereto. The Secretary or other designated Officer shall be required to update Schedule A from time to time as necessary to accurately reflect changes in address and/or Percentage Interests. Any amendment or revision to Schedule A made to reflect an action taken in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time. No Person other than Liberty Management, Liberty Media Corporation and, if it makes a Capital Contribution to the Company pursuant to Section 6.1, Stockholder shall be deemed a Member of the Company hereunder or under the Delaware Act, whether or not such Person holds any Interests, unless approved as such pursuant to the provisions of Article XIII of this Agreement.

  Section 4.2 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Members shall not have the authority to bind the Company by virtue of their status as Members.

  Section 4.3 Member's Interest. A Member's Interest shall for all purposes be personal property. No Member (or other holder of an Interest) shall have any interest in specific Company assets or property, including any assets or property contributed to the Company by such Member as part of any Capital Contribution.

  Section 4.4 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

  Section 4.5 Resignation. A Member shall cease to be a Member at the time such Member ceases to own any Interests. Interests are not redeemable.

  Section 4.6 Member Meetings. Meetings of Members for such business as may be stated in the notice of the meeting, may be held at such date, time and place as is determined by the Manager.

  Section 4.7 Voting. Each Member entitled to vote in accordance with the terms of this Agreement may vote in person or by proxy. The Members shall be entitled to vote only on the matters set forth in Section 4.11 and to the other rights expressly set forth herein. Unless otherwise provided for by this Agreement, all matters to be decided by the Members shall be decided by the affirmative vote (or consent in writing) of Members representing 100% of the total Percentage Interests in the Company.

  Section 4.8 Quorum. Except as otherwise required by law, the presence, in person or by proxy, of Members representing 100% of the total Percentage Interests in the Company shall constitute a quorum at all meetings of the Members. In case a quorum shall not be present at any meeting, Members holding a majority of the Interests held by Members represented thereat, in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of Members shall be present. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

  Section 4.9 Notice of Meetings. Written notice, stating the place, date and time of the meeting, shall be given to each Member, at such Member's address as it appears on the records of the Company, not less than two business days before the date of the meeting (except that notice to any Member may be waived in writing by such Member).

  Section 4.10 Action Without a Meeting. Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice and without a vote, if a

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consent in writing, setting forth the action so taken, shall be signed by the number of Members as would be required to take such action at a meeting, notice of such action shall be given to those Members who have not so consented in writing to such action without a meeting and such written consent is filed with the minutes of proceedings of the Members.

  Section 4.11 Certain Changes. Notwithstanding anything in this Agreement to the contrary, the Company shall not take any of the actions set forth below prior to the unanimous approval of the Members:

    (a) Settlement of any litigation, arbitration or other proceeding which is other than in the ordinary course of business and involves any material restriction on the conduct of any material business by a Member or any of the Members' respective Affiliates.

    (b) The entering into by the Company or its Subsidiaries on the one hand, and Liberty Management or its Affiliates (other than any such Affiliate who is an Officer in his or her capacity as such Officer), on the other hand, of any transaction which is on terms materially less favorable to the Company and its Subsidiaries than the terms available to the Company or the applicable Subsidiary from an unaffiliated third party.

No Member shall have any right, power or duty, including the right to approve or vote on any matter (including, without limitation, any vote, approval or consent relating to the merger of the Company with or into an "other business entity" (as defined in the Act), the consolidation of the Company with or into an "other business entity," the domestication of the Company to an "other business entity," the conversion of the Company to an "other business entity," the transfer of the Company to any other jurisdiction or, to the fullest extent permitted by law, the dissolution of the Company) except as expressly required by this Agreement, the Act or other applicable law.

                                   ARTICLE V

                                   MANAGEMENT

  Section 5.1 Manager. In accordance with Section 18-402 of the Delaware Act, management of the Company shall be vested in Liberty Management as the sole manager of the Company (the "Manager"). The Manager shall be a manager of the Company within the meaning of Section 18-101(10) of the Delaware Act. The business and affairs of the Company shall be managed exclusively by and under the direction of the Manager, subject to the right of the Members to consent to the taking of any action by the Company with respect to the matters set forth in Section 4.11. The Manager shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and no Member or other Person other than the Manager shall have any authority to act for or bind the Company or to vote on or approve any of the actions to be taken by the Company (unless otherwise expressly required by the Delaware Act or other applicable law or this Agreement). The Manager shall serve until the Manager voluntarily resigns or appoints a successor manager of the Company. Notwithstanding any other provision of the Agreement, the Delaware Act or other applicable law, rule or regulation, the removal of the Manager shall be only at the request and direction of the Manager and under no other circumstances, including, without limitation, for cause. The Manager shall be entitled to reimbursement from the Company for all reasonable expenses incurred in the performance of its duties as the Manager.

  Section 5.2 Officers.

  (a) The Company shall have a Chief Executive Officer (the "Company CEO") who shall be selected by the Manager and shall have such powers and authority relative to the Company as shall be delegated to the Company CEO by the Manager from time to time, and shall hold office at the pleasure of the Manager until his successor is duly appointed. The Company CEO and any other Officer of the Company may be removed by the Manager with or without cause. In addition to the Company CEO, the Officers of the Company shall be a Treasurer, a Secretary and such other Officers (including Assistant Treasurers and Assistant Secretaries) as may be established by the Manager, all of whom shall be appointed by the Manager, shall have such powers and authority relative to the Company as shall be delegated to such Officer from time to time by the Manager (or, if such power is so delegated to the Company CEO, by the Company CEO) and shall hold office at the pleasure of the Manager until their successors are duly appointed. Subject to Sections 4.11 and 5.1 of this Agreement, the Company CEO shall be responsible for managing the business of the Company. The Manager may also establish additional or alternate offices of the Company as it deems advisable, and such offices shall be filled with such Officers, who shall perform such duties and serve such terms, as the Manager shall determine from time to time.

  (b) Subject to Sections 4.11 and 5.1, the Officers shall have the authority to conduct the day-to-day affairs of the Company. In no event may an Officer take any action for which approval is required under Section 4.11 in the absence of such approval or any action contrary to any directions of the Manager.

                                   ARTICLE VI

                                CAPITAL ACCOUNTS

  Section 6.1 Capital Contributions.

  (a) Upon formation of the Company, each Initial Member shall contribute to the capital of the Company (each, an "Initial Capital Contribution") the consideration set forth opposite the Member's name on Schedule A attached hereto in the form indicated thereon.

  (b) Subject to the terms, conditions and limitations of the Contribution Agreement, upon the occurrence of a Triggering Event, Liberty Management and Liberty Media Corporation shall make the respective additional Capital Contributions required of them by the Contribution Agreement and, if applicable, Stockholder shall make the Capital Contribution required of it by the Contribution Agreement (the Capital Contributions made pursuant to this subsection (b), together with any Capital Contributions made pursuant to subsection (c) below, the "Subsequent Capital Contributions"). If Stockholder makes the Capital Contributions contemplated by this subsection (b), it shall thereupon become a Member and Schedule A shall be amended accordingly.

  (c) Other than (i) the Initial Capital Contributions, (ii) the Capital Contributions provided for by (b) above and the Contribution Agreement and
(iii) the Capital Contributions contemplated by the Tax Sharing Agreement to be made by Liberty Media Corporation, the Members shall not be obligated or permitted to make any additional Capital Contributions to the Company without the prior written consent of each Member, except that Liberty Management shall have the right from time to time, but not the obligation, to make Subsequent Capital Contributions in such amount as it may determine up to but not exceeding that amount which would be sufficient, following any payment pursuant to the Tax Sharing Agreement that constitutes a Subsequent Capital Contribution by Liberty Media Corporation, to restore the Percentage Interest of Liberty Management to the Percentage Interest that was in effect prior to the making by Liberty Media Corporation of such Subsequent Capital Contribution. At the time of any Subsequent Capital Contribution, Schedule A shall be revised to reflect such Capital Contributions (and any related change to the Percentage Interests of the Members).

  Section 6.2 Status of Capital Contributions.

  (a) No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement with respect to allocations and distributions.

  (b) Except as otherwise provided herein and by the Delaware Act, the Members shall be liable only to make their Capital Contributions pursuant to Section
6.1 hereof, and no Member shall be required to lend any funds to the Company or, after a Member's Capital Contributions have been fully paid pursuant to
Section 6.1 hereof, to make any additional Capital Contributions to the Company except as provided herein or therein. Other than as provided herein or under the Delaware Act, no Member shall have any personal liability for the payment of any Capital Contribution of any other Member.

  Section 6.3 Capital Accounts

  (a) An individual Capital Account shall be established and maintained for each Member.

  (b) The Capital Account of each Member shall be maintained in accordance with the following provisions:

    (i) to such Member's Capital Account there shall be credited such Member's Capital Contributions, Profits allocated to such Member under Sections 7.1 and 7.2 hereof and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

    (ii) from such Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets transferred to such Member in a Distribution pursuant to any provision of this Agreement, Losses allocated to such Member under Sections 7.1 and 7.2 hereof and the amount of any liabilities of such Member that are assumed by the Company (other than liabilities taken into account in determining a Member's Capital Contribution); and

    (iii) in determining the amount of any liability for purposes of this subsection (b), there shall be taken into account (S) 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

  Section 6.4 Advances. If any Member shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the Distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member and shall be repaid to it by the Company with such interest rate, conditions and terms as mutually agreed upon by such Member and the Manager. Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part thereof. No Person who makes any loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

                                  ARTICLE VII

                                  ALLOCATIONS

  Section 7.1 Profits and Losses.

  (a) Subject to the allocation rules of Section 7.2 hereof, Profits for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

  (b) Subject to the allocation rules of Section 7.2 hereof, Losses for any Fiscal Year shall be allocated among the Members in proportion to their respective Percentage Interests.

  Section 7.2 Allocation Rules.

  (a) In the event there is a change in the respective Percentage Interests of Members during the year, the Profits (or Losses) allocated to the Members for each Fiscal Year during which there is a change in the respective Percentage Interests of Members during the year shall be allocated among the Members in proportion to the Percentage Interests during such Fiscal Year in accordance with (S) 706 of the Code, using any convention permitted by law and selected by the Manager.

  (b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any method that is permissible under (S) 706 of the Code and the Treasury Regulations thereunder.

  (c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

  (d) The Members are aware of the income tax consequences of the allocations made by this Article VII and hereby agree to be bound by the provisions of this
Article VII in reporting their shares of Company income, gain, loss, deduction and credit for income tax purposes.

  Section 7.3 Priority Allocations. The following allocations shall be made in the following order of priority:

    (a) Minimum Gain Chargeback. Notwithstanding any other provision of this
  Section 7.3, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation (S) 1.704-2(g)(2); provided that a Member shall not be subject to this Section 7.3(a) to the extent that an exception is provided by Treasury Regulation (S) 1.704-2(f)(2)-(5). This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation (S) 1.704-2(f) and shall be interpreted consistently therewith.

    (b) Member Nonrecourse Liability Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7.3 except Section 7.3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Liability during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Liability (determined in accordance with Treasury Regulation (S) 1.704-2(i)(5)) as of the beginning of the year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Liability. A Member's share of the net decrease in Member Minimum Gain shall be determined in accordance with Treasury Regulation (S) 1.704-2(i)(4); provided that a Member shall not be subject to this provision to the extent that an exception is provided by Treasury Regulation (S) 1.704-2(i)(4). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation (S) 1.704-2(i)(4) and shall be interpreted consistently therewith.

    (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation (S)(S) 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5)
  or 1.704-1(b)(2)(ii)(d)(6) resulting in an Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for the Fiscal Year) shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulation, the Adjusted Capital Account Deficit of such Member created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 7.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section
  7.3 have been tentatively made as if this Section 7.3(c) were not in this Agreement. This Section 7.3(c) is intended to comply with the qualified income offset requirement in Treasury Regulation (S) 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

    (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the terms of this Agreement or otherwise, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of each of Treasury Regulation (S)(S) 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section
  7.3 have been tentatively made as if Section 7.3(c) and this Section 7.3(d) were not in this Agreement.

    (e) Member Nonrecourse Deductions. If any Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Liability, any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the Economic Risk of Loss with respect to the Member Nonrecourse Liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation (S) 1.704-2(i).

  Section 7.4 Tax Allocations; Section 704(c) of the Code.

  (a) In accordance with (S) 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for United States federal income tax purposes and its initial Gross Asset Value (computed in accordance with paragraph (a) of the definition of "Gross Asset Value" contained in Section 1.1 hereof). Such variation shall be taken into account under the "traditional method" of Treasury Regulation (S) 1.704-3(b).

  (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of "Gross Asset Value" contained in
Section 1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for income tax purposes, take account of any variation between the adjusted basis of such asset for United States federal income tax purposes and its Gross Asset Value in the same manner as under (S) 704(c) of the Code and the Treasury Regulations thereunder.

  (c) Allocations pursuant to this Section 7.4 are solely for purposes of United States federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                                  ARTICLE VIII

                                 DISTRIBUTIONS

  Section 8.1 Distributions; Special Distribution. The Manager may declare and make pro rata Distributions of cash and property in accordance with the Members' Percentage Interests; provided, however, that the form of consideration shall be the same with respect to each Member (i.e., each Member's distribution will consist of the same proportion of cash and the various distributed properties, if any.)

  Section 8.2 Mandatory Distributions. Notwithstanding Section 8.1, the Company shall from time to time make Distributions to the Members as follows: (a) within 60 days after the close of each taxable year, to Liberty Management, in an aggregate amount equal to the product of the LLC Taxable Income allocable to Liberty Management for such taxable year multiplied by the Tax Rate, and (b) to Liberty Media Corporation in such amounts and at such times as may be necessary to permit Liberty Media Corporation to meet its obligations under the Tax Sharing Agreement, insofar as such obligations result from the Company's operations. The Manager may, at such time as the Manager selects, make distributions pursuant to this Section 8.2 to maintain parity (according to Percentage Interests) with respect to distributions among the Members; provided, however that the Members' cumulative distributions over the life of the Company shall be made proportionate, according to their Percentage Interests, no later than the date of the last distribution in liquidation of the Company.

  Section 8.3 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution if such Distribution would violate Section 18-607 of the Delaware Act or other applicable law, but shall instead make such Distribution as soon as practicable after the making of such Distribution would not cause such violation.

                                   ARTICLE IX

                               BOOKS AND RECORDS

  Section 9.1 Books, Records and Financial Statements.

  (a) The Company shall at all times maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representatives for any purpose reasonably related to such Member's interest in the Company.

  (b) The Officers shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. The following financial information, prepared in accordance with GAAP (or, in the case of item (v), in accordance with United States federal income tax principles) and applied on a basis consistent with prior periods, which shall be audited and certified to by an independent certified public accountant shall be transmitted by the Company to each Member as soon as reasonably practicable and in no event later than ninety (90) days after the close of each Fiscal Year:

    (i) balance sheet of the Company as of the beginning and close of such Fiscal Year;

    (ii) statement of profits and losses for such Fiscal Year;

    (iii) statement of each Member's Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year;

    (iv) statement of the Company's cash flows during such Fiscal Year; and

    (v) a statement indicating such Member's share of each item of the Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes, which statement shall include or consist of a Schedule K-1 to the Company's Internal Revenue Service Form 1065 (or any corresponding schedule to any successor form) for such Fiscal Year.

  (c) Following the end of each of the Company's four fiscal quarters, the Company shall prepare and provide to each Member on a reasonably timely basis in order to permit each Member (and/or the applicable Affiliate(s) thereof) to comply with its public reporting requirements an unaudited balance sheet of the Company with respect to such quarter, a statement of the profits and losses of the Company for such quarter and a statement of cash flows during such quarter, each of which shall be prepared in accordance with GAAP, applied on a basis consistent with prior periods. To the extent that, with respect to the first four fiscal quarters of the Company, the Company cannot provide final financial statements with respect to such fiscal quarter on a reasonably timely basis for a Member to comply with its reporting obligations, the Company shall provide estimates on a reasonably timely basis to permit such compliance.

  Section 9.2 Accounting Method. For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting and shall reflect all Company transactions and be appropriate and adequate for the Company's business.

                                   ARTICLE X

                                  TAX MATTERS

  Section 10.1 Tax Matters.

  (a) The "Tax Matters Partner" of the Company for purposes of (S) 6231(a)(7) of the Code shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service or any other taxing authority relating to the determination of any item of Company income, gain, loss, deduction or credit for United States federal, state, local or foreign income or franchise tax purposes. The Tax Matters Partner shall take such action as may be reasonably necessary to constitute each other Member a "notice partner" within the meaning of (S) 6231(a)(8) of the Code. The Tax Matters Partner shall cause to be prepared for each taxable year of the Company the federal, state and local tax returns and information returns, if any, which the Company is required to file, copies of which returns shall be made available by the Company at least 30 days prior to filing for inspection, examination, and approval by any Member or any of its representatives during reasonable business hours, and all of such persons shall be entitled to make copies or extracts thereof. The Members shall provide any comments on such returns to the Tax Matters Partner within 15 days after their being made available to the Members. Where the Members are required to file federal, state or local income tax returns by reason of their interest in the Company, the Tax Matters Partner shall cause them to be furnished with the relevant returns filed by the Company. The Tax Matters Partner shall notify each other Member of all material matters that come to its attention in its capacity as Tax Matters Partner. The Tax Matters Partner shall be Liberty Management. The Tax Matters Partner shall not have the authority to bind any of the Members, including with respect to any extension of any statute of limitations.

  (b) The Company shall, within ten (10) days of the receipt of any notice from the Internal Revenue Service or any state, local or foreign tax authority in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member.

  Section 10.2 Right to Make Section 754 Election. The Tax Matters Partner may, in its sole discretion, make or apply for permission with the Commissioner of the Internal Revenue Service to revoke, on behalf of the Company, an election in accordance with (S) 754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of (S) 734 of the Code, and in the case of a transfer of a Company interest within the meaning of (S) 743 of the Code. Each Member shall, upon request of the Company, supply the information necessary to give effect to such an election.

  Section 10.3 Taxation as Partnership. The Company shall be treated as a partnership for United States federal, state, local and foreign tax purposes and will make any necessary elections to achieve such status.

                                   ARTICLE XI

                   LIABILITY, EXCULPATION AND INDEMNIFICATION

  Section 11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person or Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person or Member.

  Section 11.2 Exculpation.

  (a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Manager or an appropriate Officer or employee of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's fraud or willful misconduct.

  (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believed to be within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits or Losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

  Section 11.3 Fiduciary Duty.

  (a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

  (b) Whenever in this Agreement a Covered Person is permitted or required to make a decision (a) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (b) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

  Section 11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of willful misconduct with respect to such acts, omissions or fraud, provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

  Section 11.5 Expenses. To the fullest extent permitted by applicable law, reasonable expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.4 hereof.

  Section 11.6 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall deem reasonable or appropriate, on behalf of Covered Persons and such other Persons as the Manager shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Members and the Company may enter into indemnity contracts with Covered Persons and such other Persons as the Manager shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section
11.5 hereof and containing such other procedures regarding indemnification as are appropriate.

  Section 11.7 Outside Businesses. Subject to the requirements of the Firewall Agreement, any Member (including any Member that is the Manager) or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Subject to the requirements of the Firewall Agreement, no Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity. The provisions of this Section 11.7 shall not in any way limit, modify or amend the terms of any noncompetition, license or employment agreement that may be entered into between the Company and any Member (including the Firewall Agreement), which terms shall be binding on the parties thereto.

  Section 11.8 Third-Party Beneficiaries. There shall be no third-party beneficiaries of this Agreement.

                                  ARTICLE XII

                               ADDITIONAL MEMBERS

  Section 12.1 Admission. Except as provided in Section 2.l(b), Article VI or
Section 13.1, the Company may not admit any new Members and may not issue any new Interests.

                                  ARTICLE XIII

                                  ASSIGNMENTS

  Section 13.1 Assignments of Interests Generally. A Member may not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber ("Assign" and such act, an "Assignment") all or any part of the Interests owned by such Member without the consent of the Company and any attempt to do so shall be void ab initio to the maximum extent permitted by law. Any assignment of an Interest permitted under this Section 13.1 shall not be effective until the assignee has been admitted as a Member of the Company which shall be when the assignee has executed a counterpart to this Agreement and is reflected as a Member of the Company on Schedule A hereto.

  Section 13.2 Recognition of Assignment by the Company. No Assignment of Interests in violation of Section 13.1 shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making allocations or Distributions. Neither the Company nor the Members shall incur any liability as a result of refusing to make any such allocations or Distributions with respect to assigned Interests in violation of Section 13.1.

                                  ARTICLE XIV

                    DISSOLUTION, LIQUIDATION AND TERMINATION

  Section 14.1 No Dissolution. The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not, in and of itself, cause the dissolution of the Company. In such event, the business of the Company shall be continued by the remaining Member or Members without dissolution. Notwithstanding any other provision of this Agreement, each Member waives any right it might have under Section 18-801(b) of the Delaware Act to agree in writing to dissolve the Company upon the bankruptcy of a Member of the Company or the occurrence of any event that causes a Member to cease to be a Member of the Company. The bankruptcy (as defined in Sections 18-801(l) and 18-304 of the Delaware Act) of a Member shall not cause a Member to cease to be a member of the Company.

  Section 14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

    (a) the unanimous written consent of the Members;

    (b) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act;

    (c) upon the consummation of the redemption by Parent of all (but not merely substantially all) of the outstanding shares of its Liberty Media Group Common Stock in exchange for the stock of the Liberty Media Group Subsidiary, all as defined in and in accordance with the terms of Paragraph 5(a) of Part B of Article Third of the Parent Charter, or

    (d) upon the consummation of the redemption of all (but not merely substantially all) of the outstanding shares of its Liberty Media Group Common Stock pursuant to Paragraph 5(b)(ii)(A) of Part B of Article Third of the Parent Charter.

  Section 14.3 Liquidation. Upon dissolution of the Company, the Manager shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Manager to minimize the normal losses attendant upon a liquidation. The Members shall continue to share Profits and Losses during liquidation as specified in Article VII hereof. The proceeds of liquidation shall be distributed in the following order and priority:

    (a) to creditors of the Company, including Members and the Manager to the extent they are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and

    (b) to the Members on a pro rata basis in accordance with their respective Percentage Interests, taking into account distributions made or to be made pursuant to Section 8.2, and taking into account adjustments of Percentage Interests throughout the life of the Company, so that the Members receive cumulative distributions that reflect their economic interests in the Company as measured by their respective Capital Contributions and the Profits and Losses allocated to them.

  Section 14.4 Termination. The Company shall terminate when all of the assets of the Company, after payment, or due provision for all debts, liabilities and obligations, of the Company shall have been distributed to the Members in the manner provided for in this Article XIV and the Certificate shall have been canceled in the manner required by the Delaware Act.

  Section 14.5 Claims of the Members. The Members and former Members shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

                                   ARTICLE XV

                                 MISCELLANEOUS

  Section 15.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be hand delivered, faxed or mailed by registered or certified mail or overnight courier service, if given to any Member or Manager, to the person and at the address (and, if applicable, fax number) set forth opposite its name on Schedule A attached hereto, or at such other address

(and, if applicable, fax number) as such Member or Manager may hereafter designate by written notice to the Company. All such notices shall be deemed to have been given when received.

  Section 15.2 Formation Expenses. Each party shall pay its own expenses incurred in connection with the formation of the Company.

  Section 15.3 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

  Section 15.4 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

  Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

  Section 15.6 Interpretation. All references herein to "Articles," "Sections" and "Paragraphs" shall refer to corresponding provisions of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

  Section 15.7 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the parties, the Members will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

  Section 15.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

  Section 15.9 Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

  Section 15.10 Binding Agreement; Intended Beneficiaries. Notwithstanding any other provision of this Agreement, the Members agree that this Agreement constitutes a legal, valid and binding agreement of the Members, and is enforceable against the Members by the Manager, in accordance with its terms. In addition, the Members agree that the Manager is an intended beneficiary of this Agreement.

  Section 15.11 Waiver of Jury Trial. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

                                  ARTICLE XVI

                                   AMENDMENTS

  Section 16.1 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if approved by the unanimous vote of the Members and the Manager.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                          MEMBERS:

                                          LIBERTY MEDIA CORPORATION

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                          LIBERTY MANAGEMENT LLC

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                          LIBERTY VENTURES LLC

                                          By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                   SCHEDULE A

                                    MEMBERS

                                                                       INITIAL
                 NAME AND ADDRESS             AGREED VALUE OF INITIAL PERCENTAGE
                   FOR NOTICES                 CAPITAL CONTRIBUTION   INTERESTS
                 ----------------             ----------------------- ----------
     Liberty Media Corporation...............        [$     ]            99.9%
     Liberty Management LLC..................        [$     ]             0.1%
       Total.................................                             100%
                                                                         ====

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